UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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of the Securities Exchange Act of 1934
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OPPENHEIMER HOLDINGS INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Oppenheimer Holdings Inc. Notice of Meeting and Management Proxy Circular 2008

OPPENHEIMER HOLDINGS INC.
P.O. Box 2015, Suite 1110
20 Eglinton Avenue West
Toronto, Ontario
M4R 1K8

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders:

NOTICE IS HEREBY GIVEN that an Annual and Special Meeting of Shareholders of OPPENHEIMER HOLDINGS INC. (the “Corporation”) will be held at The Toronto Board of Trade Downtown Centre, 4th Floor, 1 First Canadian Place, 77 Adelaide St. West, Toronto, Ontario, Canada on May 5, 2008, at the hour of 4:30 p.m. (Toronto time) for the following purposes:

1.	To receive the 2007 Annual Report including the consolidated financial statements of the Corporation for the year ended December 31, 2007, together with the Auditors’ Report thereon;

2.	To elect 9 Directors;

3.	To appoint PricewaterhouseCoopers LLP as auditors of the Corporation and authorize the Directors to fix their remuneration;

4.	To consider and, if deemed advisable, pass a resolution authorizing the issue of up to 380,000 Class A non-voting shares to the Oppenheimer & Co. Inc. Employee Share Plan; and

5.	To transact such other business as is proper to such meeting or any adjournment thereof.

Holders of Class A non-voting shares of the Corporation are entitled to attend and speak at the Annual Meeting of Shareholders. Holders of Class A non-voting shares are not entitled to vote with respect to the matters referred to above.

Holders of Class B voting shares who are unable to attend the meeting in person are required to date, sign and return the enclosed form of proxy for use by holders of Class B voting shares. Reference is made to the accompanying Management Proxy Circular for details of the matters to be acted upon at the meeting and with respect to the respective voting rights of the holders of the Class A non-voting shares and the Class B voting shares.

DATED at Toronto, Ontario this 14th day of March, 2008.

(signed) A.W. OUGHTRED
Secretary

MANAGEMENT PROXY CIRCULAR

i

OPPENHEIMER HOLDINGS INC.

MANAGEMENT PROXY CIRCULAR

(All dollar amounts expressed herein are U.S. dollars)

PART I — VOTING

SOLICITATION OF PROXIES

This Management Proxy Circular (the “Circular”) is forwarded to holders of Class B voting shares (the “Class B Shares”) and Class A non-voting shares (the “Class A Shares”) of Oppenheimer Holdings Inc. (the “Corporation”) in connection with the solicitation of proxies by the management of the Corporation from the holders of the Class B Shares for use at the Annual and Special Meeting of Shareholders of the Corporation (the “Meeting”) to be held on May 5, 2008, at the hour of 4:30 p.m. (Toronto time) at The Toronto Board of Trade Downtown Centre, 4th Floor, 1 First Canadian Place, 77 Adelaide St. West, Toronto, Ontario, Canada and at any adjournments thereof for the purposes set forth in the Notice of Meeting of Shareholders (the “Notice of Meeting”) which accompanies this Circular. This Circular is dated March 14, 2008 and is first being mailed to Shareholders on or about March 26, 2008.

The record date for the determination of shareholders entitled to receive notice of the meeting is March 14, 2008. In accordance with the provisions of the Canada Business Corporations Act the Corporation will prepare a list of holders of Class B Shares (“Class B Shareholders”) as of the record date. Class B Shareholders named in the list will be entitled to vote the Class B Shares on all matters to be voted on at the Meeting except to the extent that (a) the shareholder has transferred any of the shareholder’s Class B Shares after the record date and (b) the transferee of those shares produces properly endorsed share certificates or otherwise establishes that the transferee owns such shares and demands, not later than immediately before a vote on any matter, that the transferee’s name be included in the list, in which case the transferee of the Class B Shares will be entitled to vote such shares at the Meeting.

It is planned that the solicitation will be initially by mail, but proxies may also be solicited by employees of the Corporation. The cost of such solicitation, estimated to be approximately $25,000, will be borne by the Corporation.

No person is authorized to give any information or to make any representation other than those contained in this Circular and, if given or made, such information or representation should not be relied upon as having been authorized by the Corporation. The delivery of this Circular shall not, under any circumstances, create an implication that there has not been any change in the information set forth herein since the date of this Circular. Except as otherwise stated, the information contained in this Circular is given as of March 14, 2008.

The Corporation has distributed copies of its Annual Report for the year ended December 31, 2007, the Notice of Meeting, this Circular, and, in the case of Class B Shareholders, a form of proxy for use by the Class B Shareholders to intermediaries such as clearing agencies, securities dealers, banks and trust companies or their nominees for distribution to non-registered shareholders of the Corporation whose shares are held by or in the custody of such intermediaries. Intermediaries are required to forward these documents to non-registered Class B Shareholders. The solicitation of proxies from non-registered Class B Shareholders will be carried out by the intermediaries, or by the Corporation if the names and addresses of Class B Shareholders are provided by the intermediaries. The cost of such solicitation will be borne by the Corporation. Non-registered Class B Shareholders who wish to file proxies should follow the instructions of their intermediary with respect to the procedure to be followed. Generally, non-registered Class B Shareholders will either: (a) be provided with a proxy executed by the intermediary, as the registered shareholder, but otherwise uncompleted and the non-registered holder may complete the proxy and return it directly to the Corporation’s transfer agent; or (b) be provided with a request for voting instructions by the intermediary, as the registered shareholder, then the intermediary must send to the Corporation’s transfer agent an executed proxy form completed in accordance with any voting instructions received by it from the non-registered holder and may not vote in the event that no instructions are received.

CLASS A SHARES AND CLASS B SHARES

The Corporation has authorized and issued Class A Shares and Class B Shares which are equal in all respects except that holders of Class A Shares (“Class A Shareholders”), as such, are not entitled to vote at meetings of shareholders of the Corporation unless entitled to vote by law, pursuant to the Corporation’s Articles of Continuance or as may be required by regulatory authorities. Class A Shareholders are not entitled to vote the Class A Shares owned or controlled by them on the matters identified in the Notice of Meeting to be voted on.

Generally, Class A Shareholders are entitled to receive notices of all meetings of shareholders of the Corporation and to attend and speak at such meetings. In addition to notices of shareholders’ meetings, Class A Shareholders are entitled to receive all informational documentation sent to the Class B Shareholders of the Corporation.

Class B Shareholders are entitled to one vote for each Class B Share held at all meetings of shareholders except meetings at which only the holders of a specified class of shares other than the Class B Shares are entitled to vote.

In the event of either a “take-over bid” or an “issuer bid” (as those terms are defined in the Securities Act of Ontario) being made for the Class B Shares and no corresponding offer being made to purchase Class A Shares, the Class A Shareholders would have no right under the articles of the Corporation or under any applicable statute to require that a similar offer be made to them to purchase their Class A Shares.

APPOINTMENT AND REVOCATION OF PROXIES

The persons (the “Management Nominees”) named in the form of proxy provided to Class B Shareholders are directors and officers of the Corporation.

Class B Shareholders have the right to appoint persons, other than the Management Nominees, who need not be shareholders to represent them at the Meeting. To exercise this right, the Class B Shareholder may insert the name of the desired person in the blank space provided in the form of proxy accompanying this Circular or may submit another form of proxy.

Class B Shares represented by properly executed proxies will be voted by the Management Nominees on any ballot that may be called for, unless the shareholder has directed otherwise, (i) for the election of Directors (Item 2 in the Notice of Meeting), (ii) for the appointment of auditors and authorizing the directors to fix the remuneration of the auditors (Item 3 in the Notice of Meeting), and (iii) for the resolution authorizing the issue of Class A Shares to the Oppenheimer & Co. Inc. Employee Share Plan (Item 4 in the Notice of Meeting).

It is not intended to use the proxies solicited from Class B Shareholders for the purpose of voting upon the consolidated financial statements of the Corporation for the year ended December 31, 2007, or the report of the auditors thereon.

Each form of proxy confers discretionary authority with respect to amendments or variations to matters identified in the Notice of Meeting to which the proxy relates and other matters which may properly come before the Meeting. Management knows of no matters to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if matters which are not known to the management should properly come before the Meeting, the proxies will be voted on such matters in accordance with the best judgment of the person or persons voting the proxies.

A Class B Shareholder who has given a proxy has the power to revoke it prior to the commencement of the Meeting by depositing an instrument in writing executed by the Class B Shareholder or by the Class B Shareholder’s attorney authorized in writing either at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof or in any other manner permitted by law. A Class B Shareholder who has given a proxy has the power to revoke it after the commencement of the Meeting as to any matter on which a vote has not been cast under the proxy by delivering written notice of revocation to the Chairman of the Meeting.

A Class B Shareholder who has given a proxy may also revoke it by signing a form of proxy bearing a later date and returning such proxy to the Secretary of the Corporation at the registered office of the Corporation prior to the commencement of the Meeting.

Shareholders have no appraisal rights for any of the matters to be acted upon at the Meeting.

Abstentions and broker non-votes will have no effect with respect to the matters to be acted upon at the Meeting.

PART II — PARTICULARS OF MATTERS TO BE ACTED UPON

1.	2007 ANNUAL REPORT TO SHAREHOLDERS

The Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2007, are included in the Annual Report, which has been mailed to shareholders with the Circular. These consolidated financial statements are also available on the Corporation’s website at www.opco.com and regulatory websites at www.sedar.com (for SEDAR filings) or www.sec.gov (for EDGAR filings).

2.	ELECTION OF DIRECTORS

The Corporation’s Articles of Continuance provide that the Board of Directors of the Corporation consists of no less than five and no more than fifteen directors to be elected annually. The term of office for each director is from the date of the meeting at which the director is elected until the close of the next annual meeting of shareholders or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated in accordance with the by-laws of the Corporation.

The Nominating/Corporate Governance Committee of the Board (the “Committee”) assessed the composition and size of the Board and determined a need to add two additional directors to the board in addition to the incumbent directors. Accordingly, a search was conducted and prospective director candidates interviewed resulting in the nomination of Messrs. Ehrhardt and Keehner, each of whom it has been determined is independent, for election at the Meeting.

The Committee has recommended and the directors have determined that nine directors are to be elected at the Meeting. Management does not contemplate that any of the nominees named below will be unable to serve as a director, but, if such an event should occur for any reason prior to the Meeting, the Management Nominees reserve the right to vote for another nominee or nominees in their discretion. The following sets out information with respect to the proposed nominees for election as directors as recommended by the Committee, in accordance with the Nominating/Corporate Governance Committee Charter (available at www.opco.com). The Committee has reported that it is satisfied that each of the nominees is fully able and fully committed to serve the best interests of the Corporation’s shareholders. The election of the directors nominated requires the affirmative vote of a simple majority of the Class B Shares voted at the meeting.

Nominees for Election to the Board of Directors

	Province/State,		Positions and Offices
	Country of		held with	Occupation for	Year Became
Name	Residence	Age	the Corporation	Previous 5 years	Director

J.L. Bitove	Florida, USA	80	Director	Retired Executive	1980
R. Crystal	New York, USA	67	Director	Partner, Thelen Reid Brown Raysman & Steiner LLP (law firm)	1992
W. Ehrhardt	New Jersey, U.S.A.	64	—	Retired; Audit Partner with Deloitte & Touche, New York for 25 years until May 29, 2004.	—
M.A.M. Keehner	New York, U.S.A.	64	—	Adjunct Professor of Finance and Economics, Columbia Business School	—
A.G. Lowenthal	New York, USA	62	Chairman of the Board and Chief Executive Officer and Director	Chairman of the Board and Chief Executive Officer of the Corporation and Oppenheimer	1985
K.W. McArthur	Ontario, Canada	72	Lead Director	President and Chief Executive Officer, Shurway Capital Corporation (private investment company)	1996
A.W. Oughtred	Ontario, Canada	65	Secretary and Director	Partner, Borden Ladner Gervais LLP (law firm)	1979
E.K. Roberts	Ontario, Canada	56	President, Treasurer and Director	President and Treasurer of the Corporation	1977
B. Winberg	Ontario, Canada	83	Director	President, Rockport Holdings Limited (real estate development)	1979

Notes:

1.	There is no Executive Committee of the Board of Directors. Messrs. J.L. Bitove, K.W. McArthur and B. Winberg are members of the Audit Committee. Messrs. J.L. Bitove, K.W. McArthur, B. Winberg and R. Crystal are members of the Nominating/Corporate Governance Committee. Messrs. J.L. Bitove and B. Winberg are members of the Compensation and Stock Option Committee.

2.	A.W. Oughtred is a trustee of CI Financial Income Fund, the units of which are listed on the Toronto Stock Exchange.

3.	M.A.M. Keehner is an advisory director of CIK Enterprises, LLC, a private company based in Indianapolis, IN.

4.	(a) None of the nominees is, or has been, within 10 years of the date of this Circular, a director or executive officer of a corporation that:

(i)	was the subject of a cease trade or similar order that denied the corporation access to any exemption under securities legislation for more than 30 days;

(ii)	became bankrupt, made a proposal under bankruptcy or insolvency legislation or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed.

(b)	None of the nominees has personally, or had a personal holding company controlled by the nominee, within 10 years before the date of this Circular become bankrupt, made a proposal under bankruptcy or insolvency legislation or become subject to or instituted proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed.

(c)	None of the nominees has personally, or had a personal holding company controlled by the nominee, been subject to penalties or sanctions relating to securities legislation or entered into a settlement with a securities regulatory authority or has been, subject to any other penalties, or sanctions that would likely be considered important to a reasonable investor making an investment decision, except for Mr. Lowenthal who, with Oppenheimer, in June 2003 agreed to a stipulation of facts and consent to penalty with the NYSE resulting in a fine to Oppenheimer and Mr. Lowenthal as disclosed in the Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003.

Directors’ and Officers’ Insurance

The Corporation carries liability insurance for its directors and officers and the directors and officers of its subsidiaries. Between November 30, 2006 and November 30, 2007, the Corporation’s aggregate insurance coverage was $20 million with a $2.5 million deductible at an aggregate annual premium of $569,000. The coverage was renewed for a further year effective November 30, 2007 with increased aggregate insurance coverage of $30 million with a $2.5 million deductible at an aggregate annual premium of $663,000.

Under the by-laws of the Corporation, the Corporation is obligated to indemnify the directors and officers of the Corporation and its subsidiaries to the maximum extent permitted by the Canada Business Corporations Act. The Corporation has entered into indemnity agreements with each of its directors providing for such indemnities.

Director Compensation

The following table describes director compensation for the year ended December 31, 2007 paid to the Directors other than Mr. Lowenthal and Ms. Roberts.

DIRECTOR COMPENSATION TABLE

	Fees
	Earned
	or Paid	Option
	in Cash	Awards
Name	($)	($)	Total ($)
(a)	(b)	(c) (1)	(d)

J.L. Bitove	$36,000	$60,016	$96,016
R. Crystal	$29,000	$62,042	$91,042
K.W. McArthur	$49,000	$43,459	$92,459
A.W. Oughtred	$29,500	$60,016	$89,516
B. Winberg	$43,500	$60,016	$103,516

Notes:

1.	The value of option awards represents the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 for the non-employee directors. Stock options are valued at grant date fair value. The Corporation recognizes the expense of share-based awards over the vesting period of the award. The underlying assumptions and methodology used to value the Corporation’s option awards are described in note 12 to the Corporation’s consolidated financial statements for the year ended December 31, 2007. Details of options held by the Corporation’s non-employee directors appears below under the heading Director Stock Options.

2.	Option information, as well as directors’ fees paid in cash, with respect to Mr. Lowenthal and Ms. Roberts, who are executive officers of the Corporation, are included in the Summary Compensation Table, included in Part IV of this Circular.

In the year ending December 3 1, 2007, the Corporation paid directors’ fees as follows:

Annual Retainer Fee	—	$15,000
Board and Committee Meeting Fees	—	$1,500 per meeting attended in person
	—	$500 per meeting attended by telephone
Lead Director	—	$15,000 per year
Committee Chairs, except Audit Committee	—	$5,000 per year
Chairman of the Audit Committee	—	$7,500 per year
Members of Audit Committee (other than chairman)	—	$5,000 per year

In 2007, the directors were paid directors’ fees of $245,000 in the aggregate. Directors are reimbursed for travel and related expenses incurred in attending board and committee meetings. The directors who are not employees of the Corporation and its subsidiaries are also entitled to the automatic grant of stock options under the Corporation’s 2006 Equity Incentive Plan pursuant to a formula set out in the Plan. Reference is made to the table under Director Stock Options, below.

Director Stock Options

Under the Corporation’s 1996 and 2006 Equity Incentive Plans, non-employee directors were and are entitled to automatic option grants of 5,000 Class A Shares for each full year of service up to a maximum of options on 25,000 Class A Shares of the Corporation in any five year period.

The following table describes non-employee director options held at December 31, 2007 as well as the grant date fair value of options granted in 2007 and numbers of unvested options outstanding, as applicable.

				Total	Value of		Number of
				Number of	Unexercised Options	Grant Date	Unvested
				Options	(as at December 31,	Fair Value of	Options
Name	Grant Date	Expiry Date	Exercise Price	Granted	2007)	Equity Awards	Outstanding
					(2)	(1)

J. L. Bitove	February 25, 2007	February 24, 2012	$35.03	25,000	$183,000	$335,700	25,000
R. Crystal	January 2, 2006	January 1, 2011	$19.99	20,000	$491,450	—	20,000
	December 31, 2006	December 31, 2011	$33.40	5,000			5,000
K. W. McArthur	May 17, 2004	May 16, 2009	$28.00	15,000	$409,350	—	7,500
	January 1, 2005	December 31, 2010	$25.53	5,000		—	2,500
	January 2, 2006	January 1, 2011	$19.99	5,000		—	—
A.W. Oughtred	February 25, 2007	February 24, 2012	$35.03	25,000	$183,000	$335,700	25,000
B. Winberg	February 25, 2007	February 24, 2012	$35.03	25,000	$183,000	$335,700	25,000

Notes:

1.	The underlying assumptions and methodology used to value the Corporation’s stock options are described in note 12 to the Corporation’s consolidated financial statements for the year ended December 31, 2007.

2.	The value of unexercised options is based on the closing price of the Class A Shares on the NYSE on December 31, 2007 of $42.35.

3.	Messrs. Bitove and Winberg exercised their options which were to expire on February 25, 2007 in full in January 2007. The recognized value of these options was $191,500 for Mr. Bitove and $183,750 for Mr. Winberg.

4.	Stock options held by the non-employee directors vest as follows: 25% on the second anniversary of grant, 25% on the third anniversary of grant, 25% on the fourth anniversary of grant and the balance six months before the expiry date.

5.	Stock options held by Mr. Lowenthal and Ms. Roberts are disclosed in Part IV of the Circular.

Board and Committee Meetings Held

During 2007, the following numbers of board and committee meetings were held:

Board	14
Audit Committee (AC)	6
Compensation and Stock Option Committee (CC)	1
Nominating and Corporate Governance Committee (NC)	1

Summary of Attendance of Directors

	Board Meetings	% Of Board	Committee	% Of Committee
Name	Attended	Meetings Attended	Meetings Attended	Meetings Attended

J.L. Bitove	14	100%	6 of 6 (AC)	100%
			1 of 1 (CC)	100%
			1 of 1 (NC)	100%
R. Crystal	14	100%	1 of 1 (NC)	100%
A.G. Lowenthal	14	100%	N/A	N/A
K.W. McArthur	14	100%	6 of 6 (AC)	100%
			1 of 1 (NC)	100%
A.W. Oughtred	13	93%	N/A	N/A
E.K. Roberts	14	100%	N/A	N/A
B. Winberg	14	100%	6 of 6 (AC)	100%
			1 of 1 (CC)	100%
			1 of 1 (NC)	100%

N/A means not applicable

Director Attendance at Annual Meeting

At the last annual meeting of shareholders held on May 14, 2007, 7 of the then 7 nominees for election as Director attended. It is the Corporation’s policy that its Directors attend its shareholders meetings.

Director Share Ownership

Director share ownership is included under Security Ownership of Certain Beneficial Owners and Management, below.

3.	APPOINTMENT OF AUDITORS

The Audit Committee has nominated PricewaterhouseCoopers LLP for reappointment as auditors of the Corporation for the 2008 fiscal year. The appointment of auditors requires the affirmative vote of a simple majority of the Class B Shares voted at the Meeting.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following information is provided in accordance with the requirements of Item 9(e) of Schedule 14A of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), “Principal Accounting Fees and Services”.

PricewaterhouseCoopers LLP has served as the auditors of the Corporation since 1993. PricewaterhouseCoopers LLP has advised the Corporation that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Corporation or any of its affiliates other than as accountants.

The fees billed to the Corporation and its subsidiaries by PricewaterhouseCoopers LLP during the years 2007 and 2006 were as follows:

	Year ended December 31,
	2007	2006

Audit fees	$915,000	$1,100,000
Audit-related fees	Nil	Nil
Tax fees	8,600	8,000
All other fees	Nil	Nil

	$923,600	$1,108,000

The audit fees include the fees for the audit of the Corporation’s annual consolidated financial statements for the year 2007 and the review of the quarterly financial statements included in the Forms 10-Q filed by the Corporation and the interim reports to shareholders sent to shareholders during the year. During 2006 and 2007, the Corporation retained Ernst & Young LLP to provide tax related services to the Corporation. PricewaterhouseCoopers LLP provides tax compliance services for the Corporation in Canada. The Corporation retained Plante Moran, PLLC to perform the audit of the Oppenheimer & Co. Inc. 401(K) Plan for the years ended December 31, 2006 and 2007.

The Audit Committee has the sole authority and responsibility to nominate independent auditors for appointment by shareholders, and to recommend to shareholders that independent auditors be removed. The Audit Committee has nominated PricewaterhouseCoopers LLP for appointment as the Corporation’s auditors by the shareholders at the Meeting.

The Audit Committee recommends and the Board approves all audit engagement fees and terms as well as approves all non-audit engagements and engagement fees provided by independent auditors. The process begins prior to the commencement of the audit. The fees described above were 100% pre-approved.

4.	SHARE-BASED COMPENSATION ARRANGEMENTS

The matter referred to below involves the approval of the issue of Class A Shares to or for the benefit of employees of the Corporation and its subsidiaries as part of their compensation. It is a requirement of the New York Stock Exchange (the “NYSE”) that this matter be approved by the holders of the Class B Shares.

Issue of Class A Shares to the Oppenheimer & Co. Inc. Employee Share Plan

On May 9, 2005, the Class A and Class B Shareholders approved the Oppenheimer & Co. Inc. Employee Share Plan (the “ESP”) for employees of the Corporation and its subsidiaries providing up to 750,000 Class A Shares to be issued from Treasury as part of employee compensation at market price on the date the award is conferred. The award of Class A Shares under the ESP is a significant component of the Corporation’s compensation program for key employees of the Corporation and its subsidiaries. The award of stock to key employees is intended to align their interests with those of the Class A Shareholders. Accordingly, the number of Class A Shares underlying existing share-based arrangements and reserved for future arrangements as a percentage of the Corporation’s issued Class A and Class B Shares might be perceived as being relatively high. The Board and the Compensation and Stock Option Committee recognize this and have adopted a policy of maintaining the percentage of reserved stock for share-based awards to not more than 20% of the number of issued Class A and Class B Shares.

As of March 14, 2008, the Corporation has awarded 631,498 Class A Shares pursuant to the ESP as part of employee compensation which is designed both to reward past performance, to induce potential employees to accept employment and to retain key employees. It is anticipated, particularly with the Corporation’s recent acquisition of a substantial part of CIBC’s U.S. Capital Markets Businesses, that a further 380,000 Class A Shares will be required for the ESP for the next several years.

Accordingly, Class B Shareholders are being asked to consider and, if deemed advisable, pass the resolution which appears below authorizing the issue, from time to time, of up to an additional 380,000 Class A Shares to the ESP at the closing NYSE price on the dates of conditional issue.

RESOLVED THAT:

1.	The issue by the Board of Directors of the Corporation, from time to time, of up to an aggregate of 380,000 Class A non-voting shares of the Corporation to the Oppenheimer & Co. Inc. Employee Share Plan at the closing price per share on the New York Stock Exchange of the Class A non-voting shares on the date of issue be and they are hereby authorized.

2.	The proper officers and directors of the Corporation be and they are hereby authorized and directed to take all such action and execute all such documents as are necessary to implement the terms of this resolution.

To be effective this resolution must be passed by the affirmative vote of a simple majority of the votes cast by the Class B Shareholders at the meeting.

5.	OTHER MATTERS

None

PART III — CORPORATE GOVERNANCE

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Class A Shares are listed on the NYSE. The Corporation is subject to the corporate governance and disclosure requirements of the Canadian securities administrators (the “CSA”), the corporate governance listing standards of the NYSE, applicable rules of the United States Securities and Exchange Commission (“SEC”), and provisions of the Sarbanes-Oxley Act of 2002 (“SOX”).

The Corporation’s Nominating/Corporate Governance Committee and its Board continue to monitor regulatory changes and best practices in corporate governance and consider amendments to its practices and policies as appropriate. Attached as Schedule A to this Circular is the Corporation’s Statement of Corporate Governance Practices.

The Corporation’s Statement of Corporate Governance Practices, Code of Conduct and Committee Charters, as well as its Code of Ethics and Business Ethics for Directors, Officers and Employees and its Whistleblower Policy, are posted on the Corporation’s website at www.opco.com. These documents are available at no charge and can also be requested by writing to the Corporation at its head office or by making an email request to investorrelations@opy.ca.

REPORT OF THE AUDIT COMMITTEE

As required by the Corporation’s Audit Committee Charter, the Audit Committee reports as follows.

The Audit Committee of the Board oversees the Corporation’s financial reporting process on behalf of the Board. It meets with management and the Corporation’s internal audit group and independent auditors regularly and reports the results of its activities to the Board. In this connection, the Audit Committee has done with respect to fiscal 2007 the following:

•	Reviewed and discussed with the Corporation’s management and PricewaterhouseCoopers LLP, the Corporation’s unaudited quarterly reports on Form 10-Q and quarterly reports to shareholders for the first three quarters of the year;

•	Reviewed and discussed the Corporation’s audited financial statements and report on Form 10-K for the fiscal year ended December 31, 2007 with the Corporation’s management and PricewaterhouseCoopers LLP;

•	Reviewed and discussed with Oppenheimer’s Internal Auditors their internal control program for the year, the internal audits conducted during the year, and their testing of internal controls in accordance with section 404 of the Sarbanes-Oxley Act of 2002;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS 61 (American Institute of Certified Public Accountants Codification of Statements on Auditing Standards), as amended;

•	Received written disclosure regarding independence from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) and discussed with PricewaterhouseCoopers LLP its independence; and

•	Discussed with management and with PricewaterhouseCoopers LLP the documentation and testing of the Corporation’s internal accounting controls in accordance with the requirements of section 404 of the Sarbanes-Oxley Act of 2002.

Based on the foregoing, the Audit Committee recommended to the Board that the Corporation’s audited financial statements for the year ended December 31, 2007 prepared in accordance with US GAAP be included in the Corporation’s Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2007.

     Members of the Audit Committee

Burton Winberg — Chairman
John L. Bitove
Kenneth W. McArthur

Audit Committee Financial Expert

The Board of Directors has determined that the Audit Committee includes one financial expert and that Mr. K.W. McArthur, the financial expert, is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. Mr. McArthur is a member of the Institute of Chartered Accountants of British Columbia.

REPORT OF THE NOMINATING/CORPORATE GOVERNANCE COMMITTEE

As required by the Nominating/Corporate Governance Committee’s Charter, the Nominating/Corporate Governance Committee reports as follows:

•	The Nominating/Corporate Governance Committee is responsible for maintaining and developing governance principles consistent with high standards of corporate governance.

•	The Nominating/Corporate Governance Committee assessed the composition and size of the Board and determined a need to add two additional directors to the board in addition to the incumbent directors. Accordingly, a search was conducted and prospective director candidates interviewed resulting in the nomination of Messrs. Ehrhardt and Keehner, who it has been determined are independent, for election at the Meeting. In addition, it assessed director compensation practices of comparable companies and made recommendations to the Board.

The Nominating/Corporate Governance Committee determined that Messrs. Bitove, Crystal, McArthur and Winberg are independent in accordance with the Corporation’s independence standards. In addition, the Nominating/Corporate Governance Committee monitored director attendance at Board and Committee meetings and determined that all directors attended at least 85% of meetings and that such attendance meets acceptable standards.

The Nominating/Corporate Governance Committee supervised the Board’s annual review of the Corporation’s Corporate Governance Guidelines.

     Members of the Nominating/Corporate Governance Committee

Kenneth W. McArthur — Chairman
John L. Bitove
Richard Crystal
Burton Winberg

PART IV — COMPENSATION AND OTHER MATTERS

The information provided under this Part IV is required by Item 402 “Executive Compensation” of Regulation S-K under the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis describes the material elements of compensation for the Corporation’s named executive officers identified in the Summary Compensation Table (the “Named Executives”). The Compensation and Stock Option Committee of the Board (the “Compensation Committee”) makes all decisions for the total direct compensation (that is, the base salary, bonus awards, stock options and stock awards) of the Corporation’s executive officers, including the Named Executives. The Compensation Committee’s recommendations for the total direct compensation of the Corporation’s Chief Executive Officer (the “CEO”) are subject, in part, to the Performance-Based Compensation Agreement, Amended and Restated March 15, 2005, which was included as Schedule E in the Corporation’s Proxy Circular dated March 24, 2005 and which received shareholder approval on May 9, 2005 (the “Performance-Based Compensation Agreement”).

The day-to-day design and administration of health benefits, the deferred compensation plans and the 401(k) plan and other employee benefits plans and policies applicable to salaried U.S.-based employees in general are handled by Oppenheimer’s Human Resources, Finance and Legal Departments. The Compensation Committee remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

The Corporation has adopted a Compensation and Stock Option Committee Charter which is posted on the Corporation’s website — www.opco.com. The processes and procedures of the Compensation Committee are discussed below as is the role of the Compensation Committee in dealing with the Chief Executive Officer’s compensation and the compensation of other Named Executives. Under its Charter, the Compensation Committee is required to discharge the Board’s responsibilities relating to compensation of the Corporation’s senior executive officers and to report thereon to shareholders in the Corporation’s Annual Management Proxy Circular. The Compensation Committee considers recommendations from the Chief Executive Officer with respect to the compensation of Named Executives other than the Chief Executive Officer.

For the purposes of determining 2007 executive compensation, the Compensation Committee did not retain compensation consultants although it is open to the Compensation Committee to retain compensation consultants when deemed necessary.

Objectives and Policies

The Committee’s objective is to provide a competitive compensation program with appropriate incentives for superior performance, thereby providing a strong and direct link between corporate and individual performance and compensation. The Corporation’s compensation policy with respect to its Named Executives has the following stated objectives:

•	recruit, motivate, reward and retain the high performing executive talent required to create superior long-term total shareholder returns in comparison to its peer group;

•	reward executives for short-term performance as well as the growth in enterprise value over the long-term;

•	provide a competitive package relative to industry-specific and general industry comparisons; and

•	ensure effective utilization and development of talent by working in concert with other management processes — for example, performance appraisal, succession planning and management development.

The Corporation’s compensation program for senior executive officers, including the Named Executives, consists of the following key elements: a base salary, an annual bonus, grants of share-based compensation (stock options and/or stock awards) and, in the case of the CEO, the Performance-Based Compensation Agreement.

In arriving at its recommendations concerning the specific components of the Corporation’s compensation program, the Compensation Committee considers certain public information about the compensation paid by a group of comparable public U.S. broker-dealers. To this end, the Compensation Committee reviewed the published information provided in the 2007 proxy circulars filed by: Raymond James Financial Inc., Knight Capital Group, Inc., Piper Jaffray Companies, Stifel Financial Corp., SWS Group Inc., Ladenberg Thalman Financial Services Inc., Labranche Sanders Morris Harris and First Albany Companies Inc. Approximately half of this peer group had a higher market capitalization than the Corporation and approximately half of the peer group had a lower market capitalization at the time of the review. The information provided by this peer review was used to ensure that the Corporation’s compensation is generally competitive with the industry. The Compensation Committee does not have any formal benchmarking strategy or any specific targets. The goal of the Compensation Committee is to provide the compensation structure to enable the Corporation to retain and reward the executive officers that it believes are critical to its long-term success. The Compensation Committee also structures compensation to ensure that a portion of the Named Executives’ compensation is directly related to corporate performance and other factors that directly and indirectly influence shareholder value.

The Compensation Committee believes incentive compensation (annual bonus and to a lesser extent, share-based awards) should comprise between 65% to 95% of total compensation for the named executives because:

•	these executive officers are in positions to influence corporate direction;

•	his/her compensation is “at risk” in proportion to financial results that warrant such payments;

•	tying the majority of total compensation to incentive payments helps ensure focus on the Corporation’s goals; and

•	the volatile nature of the Corporation’s market-driven business should be reflected in compensation.

Generally, the Compensation Committee’s approach has been to approve total compensation including the annual bonus for the Corporation’s Named Executives. The Compensation Committee does not necessarily grant share-based awards on an annual basis to employees, including the Named Executives, but considers the number of outstanding share-based awards already awarded to the employee when determining total compensation in any year. Upon the expiration of an employee’s share-based awards, the Compensation Committee makes the determination whether or not to grant new awards and on what terms. All share-based awards are priced at grant date fair value. The Compensation Committee believes that, as shareholders, the Named Executives will be motivated to consistently deliver financial results that build wealth for all shareholders over the long-term. The adoption of Statement of Financial Accounting Standards (“SFAS”) 123(R), Share-Based Payment, on January 1, 2006, requires the Corporation to expense stock options. During 2006 and 2007, the Corporation granted only a very limited number of stock options and none to the Named Executives. The Compensation Committee is cognizant of the impact of SFAS 123(R ) on the Corporation’s financial results and will strive to balance the granting of stock options and stock awards with the other objectives of executive compensation set forth above. See discussion under Stock Option Grants and Stock Awards, below.

The Compensation Committee believes that this approach best serves the interests of shareholders by enabling the Corporation to structure compensation in a way that meets the requirements of the highly competitive environment in which the Corporation operates, while ensuring that senior executive officers are compensated in a manner that advances both the short and long-term interests of the Corporation and its shareholders. The Compensation Committee is limited in its ability to make share-based awards due to the relatively small number of outstanding Class A Shares of the Corporation and its policy that share-based compensation not exceed 20% of the outstanding Class A Shares. At March 14, 2008, the Corporation had shareholder approval to award 2,276,057 Class A Shares pursuant to its share-based awards plans (17% of its outstanding Class A and Class B Shares), of which 1,669,919 Class A Shares are the subject of current share-based compensation arrangements and subject to vesting requirements. Assuming approval of the authorization of a further 380,000 Class A Shares for issue under the ESP at the Meeting, the number of Class A Shares available to share-based awards plans would represent 20% of the Corporation’s outstanding Class A and Class B Shares.

Compensation for the Corporation’s senior executive officers, except the CEO, involves a significant component of remuneration which is contingent on the performance of both the senior executive officer and the Corporation: the annual bonus (which permits individual performance to be recognized on an annual basis, and which is based, in significant part, on an evaluation of the contribution made by the officer) and share-based awards (which directly relate a portion of compensation to stock price appreciation realized by the Corporation’s shareholders).

Determination of 2007 compensation

The Compensation Committee, with recommendations from the CEO, determined all compensation for each Named Executive, except the CEO, for 2007. See discussion of CEO compensation below.

The Compensation Committee determines each Named Executive’s annual salary, annual bonus and share-based awards by reference to the executive’s position, responsibilities and performance. Some of the factors considered by the Compensation Committee are:

•	the position’s responsibilities relative to the Corporation’s total earnings, use of invested capital, and the stable generation of earnings and cash flows, and

•	the position’s impact on key strategic initiatives.

The CEO assessed each Named Executive’s (other than the CEO) performance under the performance assessment policies, and the Compensation Committee assessed the CEO’s performance. The Corporation’s performance assessment policy rates performance in different competencies, as follows:

•	strategic thinking,

•	integrity,

•	managing employee performance and morale,

•	financial responsibility,

•	achievement focus,

•	business judgment,

•	planning & organization,

•	leadership,

•	mentoring,

•	relationship building,

•	compliance with regulatory requirements and company policies,

•	profitability of business unit, if applicable,

•	conflict resolution, and

•	communications.

Base Salary.  Salaries paid to senior executive officers (other than the CEO) are reviewed annually by the Compensation Committee considering recommendations made by the CEO to the Compensation Committee, based upon the CEO’s assessment of the nature of the position, and the skills, experience and performance of each senior executive officer, as well as salaries paid by comparable companies in the Corporation’s industry. The Compensation Committee then makes recommendations to the Board with respect to base salaries. Base salaries paid to senior executive officers in 2007 were not increased from 2006 levels.

Annual Bonus.  Bonuses paid to senior executive officers (other than the CEO) are reviewed annually by the Compensation Committee considering recommendations made by the CEO to the Compensation Committee, based upon the CEO’s assessment of the performance of the Corporation and his assessment of the contribution of each senior executive to that performance. The Compensation Committee then makes recommendations to the Board with respect to bonuses. Annual bonuses for senior executive officers were higher in 2007 compared to 2006 in recognition of both the improvement in the Corporation’s earnings in 2007 compared to 2006 and in recognition of the individual’s contribution to those results. In addition, the Compensation Committee sought to recognize the contribution in fiscal 2007 of the Corporation’s most senior executive officers in effecting the consummation of the acquisition on January 14, 2008 of a large portion of the U.S. Capital Markets Business of CIBC World Markets Corp. The acquisition is described in note 20 to the Corporation’s financial statements for the year ended December 31, 2007. Senior executive officers, including the

CEO, of Oppenheimer have the right to elect to defer a portion of their annual bonus and performance-based compensation under Oppenheimer’s Executive Deferred Compensation Plan, a non-qualified unfunded plan.

Stock Option Grants.  Under the Corporation’s 2006 Equity Incentive Plan (the “EIP”), senior executive officers and employees of the Corporation and its subsidiaries may be granted stock options by the Compensation Committee based upon a variety of considerations, including the date of the last grant made to the officer or employee, as well as considerations relating to the contribution and performance of the specific optionee. In addition, stock option grants may be awarded as a retention tool for new employees. Due to the relatively high cost of stock option awards since the adoption of SFAS 123(R) on January 1, 2006, the Corporation has limited its use of this type of award.

On January 29, 2008, the Compensation Committee, in accordance with the EIP, granted options to purchase up to 225,136 Class A Shares (the “Retention Options”) to investment bankers (the “Optionees”) previously employed by CIBC World Markets Corporation who transferred to Oppenheimer on January 14, 2008, as part of the acquisition by Oppenheimer of certain assets of the U.S. investment banking business of CIBC World Markets Corp. pursuant to an Asset Purchase Agreement entered into on November 2, 2007.

The November 2, 2007 Asset Purchase Agreement provided that certain CIBC World Markets investment bankers would, if they transferred to Oppenheimer and so elected, be granted options as part of their compensation/retention packages. Oppenheimer negotiated offer letters with each of the Optionees commencing December 12, 2007 and culminating with signed offer letters on January 9, 2008 which provided that the Optionees electing to receive Retention Options would be granted Retention Options at the time of the Board of Directors meeting next following the closing of the acquisition with exercise prices equal to the closing price of the Class A Shares on the New York Stock Exchange on the date of the Board of Directors meeting which would be no later than January 31, 2008.

On January 29, 2008, the Compensation Committee granted options (the “Performance Options”) to purchase up to 3,125 Class A Shares to employees of Oppenheimer in accordance with employment arrangements made with such employees when they were recruited in 2001, pursuant to which such employees are entitled in January of each year to the annual grant of Performance Options based on the annual performance of their Oppenheimer division.

On January 29, 2008, the date of the Board of Directors meeting next following the closing of the acquisition and the meeting date on which the Performance Options are regularly granted, the Compensation Committee granted the Retention Options and the Performance Options with an exercise price of $39.45 per Class A Share, the closing price of the Class A Shares on that date. The Retention Options are three-year options which vest as to one-third each on the first and second anniversary dates of the grants and as to the balance 90 days prior to their expiry date. The Performance Options are five year options which vest over the terms of the options commencing on the second anniversary date of the grants thereof.

Also on January 29, 2008, the Board approved the Corporation’s unaudited financial results for the year ended December 31, 2007 which were released on January 30, 2008, on which date the closing price for the Class A Shares on the NYSE was $43.99 per share and has ranged between $43.65 and $47.80 since. Because the Corporation was legally obligated to grant the Retention and the Performance Options which do not begin to vest for one year and two years, respectively, from the grant date and the recipients of the options did not have information with respect to the Corporation’s 2007 financial results, the Compensation Committee granted the options..

No Backdating or Spring Loading.  The Corporation does not backdate options or grant options retroactively. In addition, it does not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. The Corporation’s options are granted by the Compensation Committee at fair market value on a fixed date or event (such as the first regular meeting of the Board of Directors following an employee’s hire), with all required approvals obtained in advance of or on the actual grant date. All grants are made by the Compensation Committee.

Fair Market Value.  Fair market value has been consistently determined, as required by the EIP, as the closing price on the New York Stock Exchange (“NYSE”) on the grant date.

Stock Awards.  Under the Corporation’s Employee Share Plan (the “ESP”), executive officers and employees of the Corporation and its subsidiaries (other than the CEO) are granted stock awards by the Compensation Committee based upon the recommendations of the CEO and based upon a variety of considerations, relating to the contribution and performance of the specific awardee. A limited number of senior executives and employees, including Mr. Alfano,

Mr. Okin and Mr. Robinson, are offered the opportunity to elect to receive up to 25% of their year-end bonus in Class A Shares. Under the terms of this offer, the employee elects with respect to his/her year-end bonus at the end of the preceding fiscal year and may elect to purchase the Class A Shares at fair market value on the date (within the first week of January) in the following fiscal year, determined by the Compensation Committee. If such election is made, the executive is awarded a number of restricted Class A Shares equal to 15% of the Class A Shares purchased by the executive, which restricted Class A Shares vest on the third anniversary date of the award of the restricted Class A Shares. In addition, stock awards may be awarded as an inducement to employment for new employees and as a retention tool for existing employees. Stock awards are invariably subject to a vesting period and the Corporation believes that these awards are useful in retaining its key executive personnel. On January 29, 2008, the Company awarded 417,363 restricted Class A Shares to Oppenheimer employees under the ESP, including 25,000 for the CEO and 10,000 to each of the other Named Executives. These awards vest on January 28, 2011.

Executive Deferred Compensation Plan.  The Executive Deferred Compensation Plan (“EDCP”) was established with a dual purpose. The EDCP, together with its sister plan, the Deferred Incentive Plan (“DIP”), is maintained to offer certain high-performing financial advisors bonuses requiring a mandatory deferral subject to vesting provisions. Further description of the EDCP and the DIP can be found in note 12 to the Corporation’s consolidated financial statements for the year ended December 31, 2007. The EDCP also provides for voluntary deferral of year-end bonuses by the Corporation’s senior executives. These voluntary deferrals are not subject to vesting. The Corporation does not make contributions to the EDCP for the Named Executives and other senior level executives. Mr. Lowenthal has made voluntary deferrals into the EDCP. The EDCP provides a benefit to participants in that the participant’s year-end bonus can be deferred on a tax free basis until a pre-designated future time. This type of benefit is commonly available to senior executive officers of competitors of the Corporation and is offered by the Corporation in order to remain competitive.

Benefits.  As salaried U.S.-based employees, the Named Executives participate in a variety of benefits designed to enable the Corporation to attract and retain its workforce in a competitive marketplace. Health and welfare benefits help ensure that the Corporation has a productive and focused workforce through reliable and competitive health and other benefits. Deferred compensation and 401(k) plans help employees, especially long-service employees, save and prepare financially for retirement. The Named Executives receive the same benefits as all full time employees. Oppenheimer’s qualified 401(k) Plan allowed employees to contribute up to $15,500 for 2007 plus an additional $5,000 for employees over age 50. Employees may continue to retain their 401(k) Plan account after they leave Oppenheimer so long as their account balance is $5,000 or more. At age 70.5, minimum distributions must begin.

Perquisites.  The Named Executive Officers, along with other senior management employees, are provided a limited number of perquisites whose primary purpose is the Corporation’s desire to minimize distractions from the executives’ attention to important corporate initiatives. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item that is not integrally and directly related to the performance of the executive’s duties is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Corporation, unless it is generally available on a non-discriminatory basis to all employees.

The Corporation provides the following, all of which are quantified in the Summary Compensation Table, below and detailed in the All Other Compensation table, below.

Award trips — There are two annual Award Trips for Oppenheimer’s highest producing financial advisors and their spouses. The Chairman’s Council Trip rewards the 40 highest producers and the Executive Council Trip rewards the next 40 highest producers. Messrs. Lowenthal and Okin host these trips, along with their spouses. The value of the perquisites with respect to spousal travel is included in the Summary Compensation Table, below.

Parking — Messrs. Lowenthal, Okin and Ms. Roberts have company-paid parking arrangements. This benefit is included in the Summary Compensation Table, below.

Relocation Costs and Deferred Bonuses — Mr. Alfano, who joined Oppenheimer on April 3, 2006, was provided with a relocation cost allowance ($160,749 in 2006) as well as the right to receive a Deferred Bonus of $37,500 on December 31, 2007 and 2008, subject to his continued employment with Oppenheimer. These benefits are included in the Summary Compensation Table, below.

The Corporation does not provide the Named Executives with any other perquisites such as split-dollar life insurance, reimbursement for legal counselling for personal matters, or tax reimbursement payments. The Corporation does not provide loans to executive officers, other than margin loans in margin accounts with Oppenheimer in connection with the purchase of securities (including securities of the Corporation) which margin accounts are substantially on the same terms, including interest rates and collateral, as those prevailing from time to time for comparable transactions with non-affiliated persons and do not involve more than the normal risk of collectibility. See “Certain Relationships and Related Transactions” below.

Separation and Change in Control Arrangements — The Named Executive Officers are not eligible for benefits and payments if employment terminates in a separation or if there is a change in control, except for Mr. Alfano who joined Oppenheimer in April 2006 and who negotiated such arrangement. See “Potential Payments Upon Termination or Change-in-Control” below. The Corporation does not sponsor a pension plan for its employees.

Chief Executive Officer Compensation

Mr. A.G. Lowenthal, the Chairman of the Board and the Chief Executive Officer of the Corporation and Oppenheimer, is paid an annual base salary set by the Compensation Committee, plus performance-based compensation under the Performance-Based Compensation Agreement and, at the discretion of the Compensation Committee, is eligible for bonuses and grants of stock options.

On March 15, 2005, the Corporation and Mr. A.G. Lowenthal entered into the Performance-Based Compensation Agreement which was approved by shareholders on May 9, 2005. The purpose of the Performance-Based Compensation Agreement is for the Compensation Committee to set the annual terms under which Mr. Lowenthal’s annual performance-based compensation is to be calculated during the term thereof. Mr. Lowenthal’s role in determining the Corporation’s success or failure has greater bearing on the Corporation’s ultimate results and financial condition than other executive officers of the Corporation because of the nature of his role as CEO. Therefore, the Compensation Committee has determined that his compensation should be subject to higher risk on both the upside and the downside to reflect the Corporation’s results.

In March of 2007, the Compensation Committee established performance goals under the Performance-Based Compensation Agreement entitling Mr. Lowenthal to a Performance Award under the Performance-Based Compensation Agreement for the year 2007 of an aggregate of up to $5 million (the maximum bonus available in a single year) determined by the application of a formula based on the following components: (i) the amount by which the closing price of one Class A Share at December 31, 2007, exceeded the closing price of one Class A Share as at December 31, 2003 multiplied by 200,000 shares; (ii) 5% of the amount by which the Corporation’s adjusted consolidated profit before income taxes for the year ended December 31, 2007 exceeded 10% of the amount of the Corporation’s consolidated shareholders’ equity as at December 31, 2006; and (iii) 2.5% of pre tax profit up to $10,000,000, 4% of pre tax profit in excess of $10,000,000 up to $40,000,000, and 5% of pre tax profit over $40,000,000. The application of the 2007 formula as set out above produced a bonus of $5 million for fiscal 2007. Mr. Lowenthal’s bonus is included in the Summary Compensation Table, below. In March of 2007, the Compensation Committee set Mr. Lowenthal’s base salary for 2007 at $500,000.

U.S. Internal Revenue Code Section 162(m)

The Corporation is a Canadian taxpayer. However, because Oppenheimer is a U.S. taxpayer, most compensation issues are affected by the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”).

Section 162(m) of the U.S. Tax Code generally disallows a tax deduction for annual compensation (other than compensation that qualifies as performance-based compensation within the meaning of Section 162(m)) in excess of $1 million paid to the Corporation’s chief executive officer and the three other most highly compensated executive officers of the Corporation, other than the CEO and the CFO, whose compensation is required to be disclosed in this proxy. Mr. Alfano, Mr. Okin and Mr. Robinson are not subject to Section 162(m) because they are not executive officers of the Corporation and the Corporation is not required to disclose their compensation. The Performance-based Compensation Agreement was adopted and approved by the Class B Shareholders so that it would satisfy the requirements for performance-based compensation.

To the extent consistent with the Corporation’s general compensation objectives, the Compensation Committee considers the potential effect of Section 162(m) on compensation paid to the executive officers of the Corporation. However, the Compensation Committee reserves the right to award and recommend the awarding of non-deductible compensation in any circumstances it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Corporation’s efforts to qualify, that the compensation paid by the Corporation to its executive officers will in fact satisfy the requirements for the exemption from the Section 162(m) deduction limit.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Corporation’s management. Based on the review and discussions, the Compensation Committee approved and recommended to the Corporation’s Board of Directors that the Compensation Discussion and Analysis be included in this Circular.

     Members of the Compensation and Stock Option Committee

Burton Winberg — Chairman
John L. Bitove

Summary Compensation Table
For the Year Ended December 31, 2007

The following table sets forth the total annual compensation paid or accrued by the Corporation to or for the account of the Corporation’s chief executive officer (CEO) and its president and chief financial officer (CFO), the only officers of the Corporation whose total cash compensation exceeded $100,000 for the year ended December 31, 2007. In an effort to provide more complete disclosure, the table also lists the next three most highly paid executive officers of the Corporation’s subsidiaries, Oppenheimer and Oppenheimer Asset Management Inc. (“OAM”), whose total cash compensation for the year ended December 31, 2007 exceeded $100,000. The three executive officers of Oppenheimer and OAM appearing in the table below are not officers of the Corporation, and they do not perform policy making functions for the Corporation.

							Change in
							Pension Value and
				Stock		Non-Equity	Nonqualified Deferred	All Other
Name and		Salary	Bonus	Awards	Option	Incentive Plan	Compensation Earnings	Compensation
Principal Position	Year	($)	($)	($)	Awards ($)	Compensation	($)	($)	Total ($)
(a)	(b)	(c)	(d) (1)	(e) (2)	(f) (2)	(g) (1)	(h) (3)	(i) (4)	(j)

A. G. Lowenthal	2007	$500,000	—	—	$335,769	$5,000,000	—	$40,741	$5,876,510
Chairman, CEO, and Director of the Corporation and Oppenheimer	2006	$500,000	—	—	$664,057	$3,950,000	—	$42,099	$5,156,156
E. K. Roberts	2007	$200,000	$500,000	—	$125,241	—	—	$30,675	$855,916
President, Treasurer, CFO and Director of the Corporation and Treasurer of Oppenheimer	2006	$200,000	$400,000	—	$192,510	—	—	$34,100	$893,780
J.J. Alfano	2007	$275,000	$637,500	$116,892	$14,644	—	—	—	$1,044,036
Executive Vice-President and CFO of Oppenheimer	2006	$206,250	$225,000	$87,658	$8,706	—	—	$160,749	$688,363
R. Okin	2007	$200,000	$1,500,000	$15,746	$88,998	—	—	$11,465	$1,816,209
Executive Vice-President of Oppenheimer	2006	$200,000	$1,200,000	$6,932	$139,262	—	—	$11,091	$1,608,800
T. Robinson	2007	$200,000	$1,500,000	—	$42,142	—	—	—	$1,742,142
President of OAM	2006	$200,000	$1,200,000	—	$57,665	—	—	—	$1,439,666

Notes to Summary Compensation Table:

1.	The Bonus and Non-Equity Incentive Plan Compensation amounts are not reduced by the Named Executive’s election, if any, to defer receipt of bonuses into the EDCP or, in the case of Mr. Okin, an election to convert a portion of his bonus into the purchase of Class A Shares.

2.	The values of stock options (granted under the EIP) and stock awards (granted under the ESP) represent the dollar amounts recognized for financial statement reporting purposes for the years ended December 31, 2007 and 2006 based on grant date fair value. Stock options and stock awards are valued at grant date fair value. The Corporation recognizes the expense of share-based awards over the vesting period of the award. The underlying assumptions and methodology used to value the Corporation’s stock options and stock awards are described in note 12 to the Corporation’s consolidated financial statements for the year ended December 31, 2007. Details of stock options and stock awards held by the Named Executives appear in the Outstanding Equity Awards table and notes thereto, appearing below.

3.	Oppenheimer offers a non-qualified deferred compensation plan into which senior executives, including the U.S. Named Executives, may elect to defer some or all of their year-end bonuses. No above-market earnings were recorded. Details about the earnings from the EDCP appear below in the Nonqualified Deferred Compensation Table.

4.	As part of the terms of his employment, and subject to his continued employment with Oppenheimer, Mr. Alfano is entitled to receive deferred bonuses of $37,500 on December 31, 2007 and December 31, 2008 which would be accelerated upon a change of control of more than 50% of the Class B voting shares of the Corporation or the sale of Oppenheimer. The 2007 amount has been included in Column (d).

5.	See the chart below — All Other Compensation — for a description of the amounts appearing in column (i ). All other compensation includes perquisites and directors’ fees.

All Other Compensation Table
For the Year Ended December 31, 2007

			Reward trips
			for top
	Directors fees	Parking (1)	producers (2)	Total
	(a)	(c)	(d)	(e)

A. G. Lowenthal	$29,000	$5,400	$6,341	$40,741
E. K. Roberts	$29,000	$1,675	—	$30,675
J.J. Alfano	—	—	—	—
R. Okin	—	$5,400	$6,065	$11,465
T. Robinson	—	—	—	—

Notes to All Other Compensation Table:

1.	Oppenheimer has three parking spaces at 125 Broad Street, New York, which are included in the terms of the lease for the head-office premises. Mr. Lowenthal and Mr. Okin use two of these spaces. The cost ascribed to the parking spaces reflects current commercial terms. Ms. Roberts is provided with a parking space at 20 Eglinton Avenue West, Toronto.

2.	Oppenheimer rewards its top producers with award trips each year. Messrs. Lowenthal and Okin and their spouses host these trips. The aggregate incremental cost attributed to the attendance by the spouses is included above and includes transportation, meals and other incidentals.

Grants of Plan-Based Awards
For the Year Ended December 31, 2007

All Other Stock
					Awards: Number of	Grant Date Fair
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Shares of Stock or	Value of Equity
		Threshold	Target	Maximum	Units	Awards
Name	Grant Date	($)	($)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e) (1)	(f) (2)	(g) (2)

A.G. Lowenthal (1)	March 28, 2007	—	—	$5.0 million	—	—
E.K. Roberts	—	—	—	—	—	—
J.J. Alfano	—	—	—	—	—	—
J.J. Alfano	—	—	—	—	—	—
R. Okin (2)	January 29, 2007	—	—	—	6,054	$201,235
T. Robinson	—	—	—	—	—	—

Notes to Grants of Plan-Based Awards Table:

(1)	Mr. Lowenthal’s compensation is subject to an Amended and Restated Performance-Based Compensation Agreement dated March 15, 2005 which limits his annual bonus to $5 million. This performance-based agreement covers years through December 31, 2010. This amount is included in Mr. Lowenthal’s non-equity incentive plan compensation reported for fiscal 2007 in column (g) of the Summary Compensation Table.

(2)	Mr. Okin elected to defer a portion of his 2006 bonus and received 5,264 Class A Shares in lieu of cash in January 2007, valued at $174,975. This amount is included in Mr. Okin’s bonus reported for fiscal 2006 in column (d) of the Summary Compensation Table. These shares, which vested on January 15, 2008, had a value on January 15, 2008 of approximately $206,665 thousand. In addition, Mr. Okin received an award equal to 15% of the 5,264 Class A Shares which vests on January 15, 2010, provided Mr. Okin remains employed by Oppenheimer until that date.

Outstanding Equity Awards
As At December 31, 2007

	Option Awards					Stock Awards
			Equity incentive					Equity Incentive	Equity Incentive
	Number		Plan Awards:					Plan Awards:	Plan Awards:
	of	Number of	Number					Number of	Market or Payout
	Securities	Securities	of Securities				Market Value	Unearned Shares	Value of
	Underlying	Underlying	Underlying				of Shares or	or Units or	Unearned Shares,
	Unexercised	Unexercised	Unexercised				Units of Stock	Other Rights	Units or Other
	Options	Options	Unearned	Option	Option		That Have	That Have	Rights That Have
	(#)	(#)	Options	Exercise	Expiration	Stock	Not Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	Price($)	Date	Awards	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h) (1)	(i)	(j)

A.G. Lowenthal	100000	—	—	$24.31	1/23/08	—	—	—	—
	75000	75000	—	$33.00	2/25/09	—	—	—	—
E.K. Roberts	10000	—	—	$24.31	1/23/08	—	—	—	—
	37500	37500	—	$33.00	2/25/09	—	—	—	—
J.J. Alfano	—	10000	—	$26.50	4/26/11	—	—	—	—
	—	—	—	—	—	25000	$1,058,750	—	—
R. Okin	12500	—	—	$26.34	7/23/08	—	—	—
	12500	12500	—	$33.00	2/25/09	—	—	—	—
	—	—	—	—	—	1936	$81,990	—	—
T. Robinson	10000	—	—	$26.34	7/23/08	—	—	—	—
	75000	7500	—	$33.00	2/25/09	—	—	—	—
	1250	3750	—	$23.31	2/24/10	—	—	—	—

Notes to Outstanding Equity Awards Table:

(1)	The market value is based on the closing price of the Class A Shares on the NYSE on December 31, 2007 of $42.35.

(2)	With respect to fiscal 2004, 2005 and 2006, in lieu of taking his full year-end bonus in cash, Mr. Okin elected to purchase Class A Shares at the prevailing market price. In connection with his elections to purchase Class A Shares with a portion of his year-end cash bonus, Mr. Okin was granted a restricted stock awards under the ESP in January 2005, 2006 and 2007 for 496, 650 and 790 restricted Class A Shares, respectively, subject to a three-year service requirement which cliff-vest on January 15, 2008, 2009 and 2010, respectively.

(3)	With respect to fiscal 2006, in connection with the terms of his employment, Mr. Alfano was awarded 25,000 restricted shares under the ESP which is subject to a five-year service requirement and which cliff-vest on April 26, 2011. In addition, on April 27, 2006, Mr. Alfano was granted an option on 10,000 Class A Shares which vests as follows: 25% on April 27, 2008; 25% on April 27, 2009; 25% on April 27, 2010; 25% on October 27, 2010 and expires on April 26, 2011. Mr. Alfano’s stock option and restricted shares immediately vest upon a change of control of more than 50% of the Class B voting shares of the Corporation or the sale of Oppenheimer.

(4)	Mr. Lowenthal and Ms. Roberts exercised their January 24, 2003 options in full in January 2008. The realized value of these options was $1,496,500 for Mr. Lowenthal and $177,900 for Ms. Roberts.

Options Exercised and Stock Vested
For the Year Ended December 31, 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)
(a)	(b)	(c)	(d)	(e)

A.G. Lowenthal	50000	$689,500	—	—
E.K. Roberts	—	—	—	—
J.J. Alfano	—	—	—	—
R. Okin	37500	$549,058	4,334	$160,661
T. Robinson	—	—	—	—

Nonqualified Deferred Compensation Table
For the Year End December 31, 2007

	Executive	Registrant	Aggregate
	Contributions in	Contributions in	Earnings in 2007	Aggregate Balance
Name	2007 ($)	2007 ($)	($)	at 12/31/07 ($)
(a)	(b)	(c)(2)	(d)(2)	(e)(2)

A. G. Lowenthal (1)	$1,260,000	—	$730,006	$7,807,167
E. K. Roberts	—	—	—	—
J.J. Alfano	—	—	—	—
R. Okin(3)	$174,975	—	$225,140	$225,140
T. Robinson	—	—	—	—

Notes to Nonqualified Deferred Compensation Table:

1.	Mr. Lowenthal’s contribution in 2007 in column (b) shows amounts that were also reported in the non-equity incentive plan compensation in column (g) of the Summary Compensation Table, above.

2.	The Corporation does not make contributions to the EDCP with respect to the voluntary deferrals. The aggregate balances shown in column (e) of the table above represent amounts that the Named Executives earned as year-end bonuses but elected to defer, plus earnings (or losses). Such earnings (or losses) for fiscal 2007 are reflected in column (d) of the table. Account balances are invested in phantom investments selected by the Named Executives from a menu of deemed investment choices. Participants may change their deemed investment choices quarterly. When participants elect to defer amounts into the EDCP, they also elect when the amounts will ultimately be paid out to them. Distributions may either be made in a specific future year or at a time that begins after retirement. In accordance with Section 409 A of the Internal Revenue Code, in general, distribution schedules cannot be accelerated (other than for hardship) and to delay distribution, the participant must make such an election at least one year before distribution would otherwise have commenced and the new distribution must be delayed a minimum of five years after distribution would have initially begun.

3.	Mr. Okin elected to defer a portion of his 2006 bonus and received 5,264 Class A Shares in lieu of cash in January 2007, valued at $174,975. This amount is included in Mr. Okin’s bonus reported for fiscal 2006 in column (d) of the Summary Compensation Table. The aggregate earnings in 2007, including market value and dividends, was $225,140. These shares, which vested on January 15, 2008, had a value on January 15, 2008 of $206,665.

Potential Payments Upon Termination or Change-in-Control

None of the executive officers have arrangements with the Corporation which would result in potential payments upon termination. Mr. Alfano is the only executive officer who has arrangements with the Corporation which would result in potential payments upon a change-in-control. Mr. Alfano’s stock options, restricted shares and deferred bonus immediately vest upon a change of control of more than 50% of the Class B voting shares of the Corporation or the sale of Oppenheimer. As at December 31, 2007, the amount of potential payment upon a change-in-control for Mr. Alfano would be $1,254,750, representing the intrinsic value of unvested options, restricted shares and deferred bonus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The authorized capital of the Corporation includes 99,680 Class B Shares all of which are issued and outstanding and may be voted at the Meeting and an unlimited number of Class A Shares of which 13,495,633 Class A Shares were outstanding as at March 14, 2008.

The following table sets forth certain information regarding the beneficial ownership of each class of shares of the Corporation as at March 14, 2008, with respect to (i) each person known by the Corporation to beneficially own, or exercise control or discretion over, more than 5% (except as otherwise indicated) of any class of the Corporation’s shares, (ii) each of the Corporation’s directors and nominees for director, (iii) each of the Corporation’s executive officers named in the Summary Compensation Table set forth herein and (iv) the directors, nominees for director and executive officers as a group.

For purposes of the table, beneficial ownership is determined pursuant to Rule 13d-3 of the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of shares which such person or group has the right to acquire within 60 days after March 14, 2008. The percentage of shares deemed outstanding is based on 13,495,633 Class A Shares and 99,680 Class B Shares outstanding as of March 14, 2008. In addition, for purposes of computing the percentage of Class A Shares owned by each person, the percentage includes all Class A Shares issuable upon the exercise of outstanding options held by such persons within 60 days after March 14, 2008.

There are no outstanding rights to acquire beneficial ownership of any Class B Shares.

Mr. A.G. Lowenthal and Mrs. Olga Roberts have advised the Corporation that they intend to vote all of the Class B Shares owned and controlled by them for the matters referred to in the Notice of Meeting to be voted on at the Meeting.

	Class A Shares		Class B Shares
Name of Beneficial Owner	Shares	%	Shares	%

Private Capital Management, L.P. (as at February 29, 2008)	2,065,071	15.3%	—	—
Howson Tattersall Investment Counsel Ltd. (as at April 30, 2007)	1,241,200	9.2%	—	—
Olga Roberts (1)	324,955	2.4%	44,309	44.4%
Executive Officers and Directors
Albert G. Lowenthal (2)	3,047,569	22.6%	50,975	51.1%
J.J. Alfano (3)	2,500	*	6	*
J.L. Bitove (4)	480	*	20	*
R. Crystal (5)	4,300	*	—	—
W. Ehrhardt	—	—	—	—
M.A.M. Keehner	—	—	—	—
K.W. McArthur (6)	54,450	*	—	—
R. Okin (7)	86,049	*	—	—
A.W. Oughtred (8)	6,800	*	—	—
E.K. Roberts (9)	214,094	1.6%	220	*
T. Robinson (10)	8,750	*	—	—
B. Winberg (11)	8,800	*	—	—
Executive Officers and Directors as a group (12 persons)	3,433,792.	25.4%	51,221	51.4%

* Less than 1%

(1)	With respect to the Class B Shares, Mrs. Roberts, who is the mother of Elaine Roberts, President and Treasurer of the Corporation, owns 100 Class B Shares directly and 44,209 Class B Shares indirectly through Elka Estates Limited, an Ontario corporation (“Elka”), which is wholly-owned by Mrs. Roberts. With respect to the Class A Shares, Mrs. Roberts owns 41,900 Class A Shares directly and 283,055 Class A Shares through Elka.

(2)	With respect to the Class A Shares, Mr. Lowenthal is the sole general partner of Phase II Financial L.P., a New York limited partnership (“Phase II L.P.”), which is the record holder of 2,859,430 Class A Shares. Mr. Lowenthal holds 11,773 Class A Shares through the Oppenheimer 401(k) plan, and 1,366 Class A Shares directly and 175,000 Class A Shares are beneficially owned in respect of Class A Shares issuable upon exercise of options issued under the EIP. With respect to the Class B Shares, Phase II, an Ontario corporation wholly-owned by Mr. Lowenthal, is the holder of record of all such shares.

(3)	Mr. Alfano owns 2,500 Class A Shares beneficially in respect of Class A Shares issuable on the exercise of options.

(4)	Mr. Bitove holds 480 Class A Shares directly.

(5)	Mr. Crystal owns 4,300 Class A Shares directly.

(6)	Mr. McArthur owns 20,000 Class A Shares directly, 25,700 Class A Shares are held through Shurway Capital and 8,750 Class A Shares are beneficially owned in respect of Class A Shares issuable on the exercise of options under the EIP.

(7)	Mr. Okin owns 60,505 Class A Shares directly, 544 Class A Shares through the Oppenheimer 401(k) Plan and 25,000 Class A Shares are beneficially owned in respect of Class A Shares issuable upon exercise of options issued under the EIP.

(8)	Mr. Oughtred owns 5,500 Class A Shares directly and Mr. Oughtred’s wife owns 1,300 Class A Shares directly.

(9)	Ms. Roberts owns 176,594 Class A Shares directly and 37,500 Class A Shares are beneficially owned in respect of Class A Shares issuable upon exercise of options issued under the EIP.

(10)	Mr. Robinson owns nil Class A Shares directly and 8,750 Class A Shares are beneficially owned in respect of Class A Shares issuable upon exercise of options issued under the EIP.

(11)	Mr. Winberg owns 8,800 Class A Shares directly.

(12)	There are no arrangements, known to the Corporation, the operation of which may at a subsequent date result in a change of control of the Corporation.

(13)	All Class A Shares authorized under the EIP have the approval by the Class B Shareholders. A description of the 2006 Equity Incentive Plan appears in Note 12 of the Corporation’s consolidated financial statements for the year ended December 31, 2007. The 1996 EIP expired on April 19, 2006 and was replaced by the 2006 EIP effective December 11, 2006. Class A Shares authorized for issuance under the Equity Incentive Plans as at December 31, 2007 are as follows:

	Number of Class A		Number of Class A
	Shares to be issued	Weighted average	Shares remaining
	upon exercise of	exercise price of	available for
Plan	outstanding options	outstanding options	future issuance

1996 Equity
Incentive Plan	895,372	$28.79	0
2006 Equity Incentive Plan	84,103	$34.99	715,897
April 27, 2006 Equity Incentive Award	10,000	$26.50	0

(14)	Class A Shares authorized for issuance under the Oppenheimer Employee Share Plan (the “ESP”) as at December 31, 2007 are as follows: All Class A Shares authorized for issue under the ESP have been approved by the shareholders of the Corporation.

Number of Class A
Number of Class A	Weighted average	Shares remaining
Shares to be issued	exercise price of	available for
upon vesting of	outstanding	future issuance
grants under the ESP	ESP grants	under the ESP

110,805	$26.32	535,868

(15)	The Corporation does not have any warrants or rights outstanding as at December 31, 2007. However, pursuant to an acquisition that closed on January 14, 2008, the Corporation has issued Warrants for the purchase of 1,000,000 Class A Shares at a price of $48.62 per share exercisable five years from closing.

Compliance with Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file by specific dates with the Securities Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of equity securities of the Corporation. Officers, directors and greater than ten percent Shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms that they file. The Corporation is required to report in this Circular any failure of its directors and executive officers and greater than ten percent Shareholders to file by the relevant due date any of these reports during the preceding fiscal year (or, to the extent not previously disclosed, any prior fiscal year).

To the Corporation’s knowledge, based solely on review of copies of such reports furnished to the Corporation during the fiscal year ended December 31, 2007 and representations made to the Corporation by such persons, all Section 16(a) filing requirements applicable to the Corporation’s officers, directors and greater than ten percent Shareholders were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indebtedness of Directors and Executive Officers

The following sets out information with respect to the aggregate indebtedness of directors and executive officers under securities purchase and other programs. At December 31, 2007 and since that date, none of the directors and the executive officers of the Corporation were or have been indebted to the Corporation, except as follows:

Indebtedness Of Directors And Executive Officers Under (1) Securities Purchase And (2) Other Programs

				Financially
		Largest	Amount	Assisted
		Amount	Outstanding as	Securities		Amount
	Involvement of	Outstanding	at March 14,	Purchases		Forgiven
	Company or	During 2007	2008	During 2007	Security for	During 2007
Name and Principal Position	Subsidiary	($)	($)	(#)	Indebtedness	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Securities Purchase Programs
N/A
Other Programs
A.G. Lowenthal	Oppenheimer Margin Account	$38,027	$327,166	—	Margined securities	—
R. Okin
Executive Vice President of Oppenheimer	Oppenheimer Margin Account	$40,582	$ Nil	—	Margined securities	—

During the year 2007 certain of the directors, executive officers and senior officers of the Corporation, Oppenheimer and OAM maintained margin accounts with Oppenheimer in connection with the purchase of securities (including securities of the Corporation) which margin accounts are substantially on the same terms, including interest rates and collateral, as those prevailing from time to time for comparable transactions with non-affiliated persons and do not involve more than the normal risk of collectibility.

Other Relationships and Transactions

Robert Lowenthal, the son of A.G. Lowenthal, the Chairman of the Board and Chief Executive Officer of the Corporation, is the Senior Managing Director of Oppenheimer’s Taxable Fixed Income Trading Department. He received a salary, bonus and other perquisites aggregating $647,000 during fiscal 2007.

Andrew Crystal, brother of R. Crystal, a director of the Corporation, is an Oppenheimer financial advisor and is compensated on the same basis as other Oppenheimer financial advisors.

As disclosed under “Security Ownership of Certain Beneficial Owners and Management”, Olga Roberts, the mother of E.K. Roberts, a director and President and Treasurer of the Corporation, owns 324,955 Class A Shares and 44,309 Class B Shares, representing 2.6% of the outstanding Class A Shares and 44.4% of the outstanding Class B Shares.

The Corporation’s Code of Conduct and Business Ethics currently contains prohibitions and restrictions on directors, executive officers and other employees of the Corporation from entering into or becoming involved in situations which could give rise to conflicts of interest with the Corporation. Directors, senior executives and employees of the Corporation and its subsidiaries are required to avoid investments or other interests and associations that interfere, might or might be perceived to interfere, with the independent exercise of judgment in the Corporation’s best interests.

Directors, senior executives and employees of the Corporation may not advance their personal interests at the expense of the Corporation nor may they personally take or benefit from opportunities arising from their employment with the Corporation.

NORMAL COURSE ISSUER BID

On August 10, 2007, the Corporation announced that during the twelve-month period commencing August 14, 2007 it intended to purchase up to 650,000 of its Class A Shares by way of a Normal Course Issuer Bid through the facilities of the NYSE, representing approximately 5% of the outstanding Class A Shares. The Corporation did not purchase any Class A Shares in fiscal 2007. All shares purchased by the Corporation pursuant to Normal Course Issuer

Bids are cancelled. The Corporation may, at its option, apply to extend the program for an additional twelve-month period.

INCORPORATION BY REFERENCE

The Corporation’s consolidated financial statements including its consolidated balance sheets for the years ended December 31, 2007 and December 31, 2006, its consolidated statements of operations, changes in shareholders equity and cash flows for the years ended December 31, 2007, 2006 and 2005 and the notes thereto contained in the Corporation’s Annual Report to Shareholders for the fiscal year ended December 31, 2007, a copy of which is being contemporaneously distributed with this Circular, are incorporated by reference into this Circular. Any statement contained in a document which is incorporated, or deemed to be incorporated, by reference into this Circular, shall be considered modified or superseded for purposes of this Circular to the extent that a statement contained in this Circular or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

SHAREHOLDER PROPOSALS

The Canada Business Corporations Act (the “CBCA”), which governs the Corporation, provides that a shareholder entitled to vote at a meeting of shareholders may, in accordance with the provisions of the CBCA, submit a notice of a proposal to the Corporation that the shareholder wishes to be considered by the shareholders enetitled to vote at a meeting of shareholders. In order for any shareholder proposal, for the next meeting of shareholders of the Corporation following the May 5, 2008 Meeting, or any adjournment thereof, to be included in the Circular for such meeting, the proposal must comply with the provisions of the CBCA and be submitted to the Corporation at its registered office at 20 Eglinton Avenue West, Suite 1110, Toronto, Ontario M4R 1K8 (Attention: Secretary) prior to February 15, 2008 in the case of the Corporation’s 2008 annual meeting of shareholders or at least 60 days prior to any special meeting of shareholders.

COMMUNICATIONS WITH THE BOARD

Holders of Class A and Class B Shares or interested parties may communicate with the Board, including to request copies of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, including its financial statements and MD&A, by e-mail to investorrelations@opy.ca (Attention: Board of Directors) or by mail to:

Oppenheimer Holdings Inc.
Board of Directors
c/o The President
20 Eglinton Avenue West
Suite 1110, P.O. Box 2015
Toronto, Ontario
M4R 1K8

All such correspondence will be forwarded to the Lead Director or to any individual Director or Directors to whom the communication is or are directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Corporation or its business or is similarly inappropriate. The President of the Corporation has the authority to discard or disregard inappropriate communications or to take other reasonable actions with respect to any such inappropriate communications.

Additional information relating to the Corporation is available on the Corporation’s website at www.opco.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

DIRECTORS’ APPROVAL

The contents of and sending of this Circular have been approved by the Board of Directors of the Corporation.

DATED AS OF this 14th day of March, 2008.
(signed) A.W. Oughtred
Secretary

SCHEDULE A

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Mandate and Duties of the Board of Directors

The fundamental responsibility of the Board is to supervise the management of the business of the Corporation with a view to maximizing shareholder value and ensuring corporate conduct in a legal and ethical manner through a system of corporate governance and internal controls appropriate to the Corporation’s business. Given the nature of the Corporation’s business and the size and composition of the Board, the Board has determined that there is no current need to develop specific mandates or position descriptions for the Board, the lead director, the chief executive officer or the chairs of the Board committees. The Board has adopted a statement of Corporate Governance Guidelines to which it adheres. The Corporation has a Code of Conduct and Business Ethics for Directors, Officers and Employees which is posted on the Corporation’s website — www.opco.com — and available in hard copy from the Corporation’s head office. No waivers were granted in 2007 or to date in 2008 under the Code for Directors, Officers and Employees.

In fulfilling its mandate, the Board’s responsibilities include:

•	the establishment and maintenance of an appropriate system of corporate governance, including practices to ensure that the Board functions effectively and independently of management;

•	monitoring and overseeing the Corporation’s strategic planning;

•	monitoring the performance of the Corporation’s business, identifying and evaluating opportunities and risks and controlling risk;

•	overseeing monitoring systems for internal controls, audit and information management systems;

•	assessing and monitoring the performance of senior management and overseeing succession planning;

•	remuneration of executive officers and senior management and reviewing the general compensation policy of the Corporation;

•	reviewing and approving the Corporation’s financial statements and overseeing the Corporation’s compliance with applicable audit, accounting and financial reporting requirements; and

•	overseeing corporate communications to all stakeholders.

Independence of the Board of Directors

Four of the Corporation’s current seven Directors are independent (and six of the nine individuals nominated for election as Directors at the 2008 annual and special meeting of shareholders will be independent) as required by the New York Stock Exchange Corporate Governance Rules. To be considered independent under these rules, the Board must determine that a Director has no direct or indirect material relationship with the Corporation. The Board has determined that Messrs. Bitove, Crystal, McArthur and Winberg (the non-management Directors) are independent Directors (Messrs. Ehrhardt and Keehner will be independent Directors) and that Mr. Lowenthal, the Chairman of the Board and chief executive officer of the Corporation, Ms. Roberts, the President and Treasurer of the Corporation, and Mr. Oughtred, the Secretary of the Corporation, are not independent.

The Board has not adopted formal categorical standards to assist in determining independence. The Board has considered the relationship of each non-management/officer Director and has made a determination that the four non-management/officer Directors of the Corporation are independent.

Of the six non-management/officer nominees to the Board, the Board has determined that the only nominee that has a relationship with the Corporation (other than as a Director) is Mr. Crystal. The Board has determined that although Mr. Crystal is a partner in the firm of Thelen Reid Brown Raysman & Steiner LLP, which firm provides legal services to the Corporation, in view of the professional ethical standards which govern his conduct, the fact that less than one percent of the annual revenues of his firm are derived from the Corporation and that Mr. Crystal receives no direct compensation from the Corporation other than his Director’s compensation, his relationship with the Corporation is not material for the purposes of determining that Mr. Crystal is an independent Director.

At each regular Board and Audit Committee meeting, the independent Directors are afforded an opportunity to meet in the absence of management. During 2007, five meetings of the independent Directors were held in the absence of management. As well, at quarterly meetings of the Audit Committee, the members of the Committee are afforded the opportunity to meet with the auditors in the absence of management.

The independent Directors and the Directors that are not independent, understand the need for Directors to be independent minded and to assess and question management initiatives and recommendations from an independent perspective. The Board has a Lead Director, Mr. K. W. McArthur, an independent Director who, among other things, chairs sessions of the independent Directors in the absence of management.

A majority of the Directors are independent. Assuming the slate of Directors nominated for election at the Corporation’s 2008 shareholders meeting are elected, six of the nine Directors will be independent.

Orientation and Continuing Education

The Nominating/Corporate Governance Committee of the Board, as required by its Charter, is responsible for the orientation of new Directors as to the business of the Corporation, the role of the Board and the Board committees.

The Board encourages the Directors to maintain the skill and knowledge necessary to meet their obligations as Directors. This includes attendance at continuing education sessions and providing written materials on governance and related matters. Mr. A. W. Oughtred is certified as an Institute of Corporate Directors Director (ICD.D).

Nomination of Directors

The Board currently consists of seven Directors. The Board has determined that the size of the Board should be increased by two independent members to a total of nine Directors.

Nominating/Corporate Governance Committee (Messrs. Bitove, Crystal, McArthur (Chair) and Winberg)

The Board has a Nominating/Corporate Governance Committee each of the members of which is independent. The duties of this Committee, which include the recruitment of directors and the nomination of individuals for Board positions, are set out as follows.

The Board has adopted a Nominating/Corporate Governance Committee Charter. All members of the Nominating/Corporate Governance Committee are independent directors.

The Nominating/Corporate Governance Committee:

•	makes recommendations to the Board with respect to corporate governance;

•	when necessary, oversees the recruitment of new Directors for the Corporation;

•	nominates candidates for election or appointment to the Board;

•	maintains an orientation program for new directors and oversees the continuing education needs of Directors;

•	evaluates Director performance;

•	reviews and makes recommendations with respect to the Corporation’s Corporate Governance Guidelines; and

•	reviews and approves governance reports for publication in the Corporation’s Management Proxy Circular and Annual Report on Form 10-K.

The Nominating/Corporate Governance Committee Charter provides that the Nominating/Corporate Governance Committee is responsible for ensuring that the Board of Directors of the Corporation is composed of Directors who are fully able and fully committed to serve the best interests of the Corporation’s shareholders. Factors considered by the Nominating/Corporate Governance Committee in assessing Director performance and, when needed, recruiting new Directors include character, judgment, experience, compatibility with the existing Board, ethics, standards and integrity. The Nominating/Corporate Governance Committee will consider nominees recommended by Class B Shareholders. Nominees recommended by Class B Shareholders will be given appropriate consideration and will be evaluated in the same manner as other nominees. Class B Shareholders who wish to submit nominees for Director for consideration by the Nominating/Corporate Governance Committee for election at the Corporation’s 2008 annual and special meeting of shareholders may do so by submitting in writing such nominee’s name, in compliance with the procedures and along with the other information required by the Corporation’s By-laws and Regulation 14A under the Exchange Act (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), to the Secretary of the Corporation, at 20 Eglinton Avenue West, Suite 1110, Toronto, Ontario M4R 1K8 within the time frames set forth under the caption “Shareholder Proposals”.

Director, Committee Assessments

The Board does not currently have a formal Director assessment process. The Board’s Lead Director is responsible for assessing the performance and contribution of individual Board members with members of the Nominating/Corporate Governance Committee and, if necessary, addressing issues arising from such assessments.

The Board does formally assess the Audit Committee on an annual basis.

Board Compensation

The Board has a Compensation and Stock Option Committee the duties of which (described below) include making recommendations as to Directors’ compensation. The Directors other than Mr. Lowenthal and Ms. Roberts are entitled to the automatic grant of stock options on a periodic basis under the Corporation’s 2006 Equity Incentive Plan.

Compensation and Stock Option Committee (Messrs. Bitove and Winberg (Chair))

The Board has adopted a Compensation and Stock Option Committee Charter. All members of the Compensation and Stock Option Committee are independent. The Compensation and Stock Option Committee:

•	makes recommendations to the Board with respect to compensation policy for the Corporation and its subsidiaries;

•	makes recommendations to the Board with respect to salary, bonus and benefits paid and provided to senior management of the Corporation;

•	in accordance with the provisions of the Corporation’s 2006 Equity Incentive Plan and Employee Share Plan authorizes grants of stock-based awards and recommends modifications to the plans;

•	grants certain compensation awards to senior management of the Corporation based on criteria linked to the performance of the individual and/or the Corporation;

•	administers the Performance-Based Compensation Agreement between the Corporation and Mr. A.G. Lowenthal;

•	certifies compliance with the criteria performance-based awards or grants;

•	administers and makes awards under the Corporation’s Stock Appreciation Rights Plan; and

•	reviews and approves the Corporation’s Compensation Discussion and Analysis.

Audit Committee (Messrs. Bitove, McArthur and Winberg (Chair))

In addition to the Committees referred to above, the Board has an Audit Committee composed of three independent Directors the duties of which are set forth below.

The Board has adopted a written charter for the Audit Committee, a copy of which is attached to the Management Information Circular of the Corporation dated March 25, 2004 as Schedule D. The Audit Committee:

•	reviews annual, quarterly and all legally required public disclosure documents containing financial information that are submitted to the Board;

•	reviews the nature, scope and timing of the annual audit carried out by the external auditors and reports to the Board;

•	evaluates the external auditors’ performance for the preceding fiscal year; reviews their fees and makes recommendations to the Board;

•	pre-approves the audit, audit related and non-audit services provided by the Corporation’s auditors and fee estimates for such services;

•	reviews internal financial control policies, procedures and risk management and reports to the Board;

•	meets with the external auditors quarterly to review quarterly and annual financial statements and reports and to consider material matters which, in the opinion of the external auditors, should be brought to the attention of the Board and the shareholders;

•	reviews and directs the activities of Oppenheimer’s internal audit department, meets regularly with internal audit personnel and reports to the Board;

•	reviews accounting principles and practices;

•	reviews management reports with respect to litigation, capital expenditures, tax matters and corporate administration charges and reports to the Board;

•	reviews related party transactions;

•	reviews internal control policies and procedures with management and reports to the Board;

•	reviews changes in accounting policies with the external auditors and management and reports to the Board;

•	reviews and approves changes or waivers to the Corporation’s Code of Ethics for Senior Executive, Financial and Accounting Officers; and

•	annually reviews the Audit Committee Charter and recommends and makes changes thereto as required.

All of the members of the audit committee are financially literate. Mr. Kenneth W. McArthur has been designated an audit committee financial expert.

Oppenheimer Holdings Inc. Suite 1110, P.O. Box 2015 20 Eglinton Avenue West Toronto ON Canada M4R1K8

OPPENHEIMER HOLDINGS INC.

Class B Voting Shares

Proxy, Solicited by Management, for the
Annual and Special Meeting of Shareholders,
May 5, 2008

The undersigned holder of Class B voting shares of Oppenheimer Holdings Inc. hereby appoints Mr. A.G. Lowenthal or, failing him, Ms. E.K. Roberts or instead of either of them as nominee, with full power of substitution, to attend, vote and otherwise act for the undersigned at the Annual and Special Meeting of Shareholders to be held on May 5, 2008 and at any adjournment thereof to the same extent and with the same power as if the undersigned were personally present at the said meeting or adjournment or adjournments thereof and hereby revokes any proxy previously given; provided that the undersigned shareholder specifies and directs the persons above named that the Class B voting shares registered in the name of the undersigned shall be:

1.	VOTED ☐ WITHHELD FROM VOTING ☐ (or if no specification is made, VOTED FOR) for the election of directors. (Item #2 of the Notice of Meeting).

2.	VOTED ☐ WITHHELD FROM VOTING ☐
(or if no specification is made, VOTED FOR) for the appointment of PricewaterhouseCoopers LLP as auditors and authorizing the directors to fix the remuneration of the auditors. (Item #3 of the Notice of Meeting).

3.	VOTED FOR ☐ AGAINST ☐
(or if no specification is made VOTED FOR) the resolution authorizing the issue of up to 380,000 Class A non-voting shares to the Oppenheimer & Co. Inc. Employee Share Plan. (Item #4 of the Notice of Meeting).

DATED                     , 2008
Signature of Shareholder

     A shareholder has the right to appoint a person, who need not be a shareholder, to represent the shareholder at the meeting other than the persons designated herein. To exercise this right a shareholder may insert the name of the desired person in the blank space provided herein or may submit another form of proxy.

     If any amendments or variations to matters identified in the notice of the meeting are proposed at the meeting or if any other matters properly come before the meeting, this proxy confers discretionary authority to vote on such amendments or variations or such other matters according to the best judgment of the person voting the proxy at the meeting.

NOTES:

1.	Please date and sign the form of proxy exactly as your name appears on this form of proxy. If a shareholder is a corporation the form of proxy must be executed under its corporate seal or by an officer or attorney thereof duly authorized.

2.	Your name and address are recorded on this form of proxy, please report any change.

3.	Please return your signed form of proxy in the enclosed envelope or you may fax it to CIBC Mellon at 416-368-2502.